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                                 EXHIBIT (4)(d)

                      FORM OF ENHANCED DEATH BENEFIT RIDER
                                (DOUBLE ENHANCED)

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WESTERN RESERVE LIFE                                Administrative Office:
ASSURANCE CO. OF OHIO                            [4333 Edgewood Road N.E.]
A Stock Company                                 [Cedar Rapids, Iowa 52499]
(Hereafter called the Company, We, Our or Us)             [(319) 398-8511]
Home Office: Columbus, Ohio

                          ENHANCED DEATH BENEFIT RIDER

The Guaranteed Minimum Death Benefit provision in the Death Proceeds Section of the policy to which this Rider is attached, is amended to include the addition of the following language:

The Guaranteed Minimum Death Benefit is equal to the greater of (1) and (2) where:

(1) is a Compounding Death Benefit, equal to;
          a)   the total Premium Payments for the policy; minus
          b)   Adjusted Partial Withdrawals, as described below; plus
          c) interest accumulated at [5%] per annum from the payment or withdrawal date to the earlier of the date of death or the Annuitant's [81st] birthday.

(2) is a Step-Up Death Benefit, equal to:
          a)   the step-up value as described below; plus
          b) any Premium Payments subsequent to the previous determination point; minus
          c) any Adjusted Partial Withdrawals subsequent to the previous determination point.

On the Policy Date, the step-up value is the Policy Value. On each Policy [Anniversary] (referred to as the determination points) prior to the earlier of the date of death of the Annuitant or the Annuitant's [86th] birthday, a comparison is made between (a) and (b), where (a) is the Policy Value at this point in time and (b) is the previous step-up value, plus Premium Payments minus Adjusted Partial Withdrawals (as described below) made since the previous determination point. The larger of (a) and (b) becomes the new step-up value. This step-up process stops at the earlier of the date of death of the Annuitant or the Annuitant's [86th] birthday. The then current step-up value becomes the final step-up value.

A Partial Withdrawal will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal. If at the time of the Partial Withdrawal, the Policy Value is greater than or equal to the Death Proceeds or the Gross Partial Withdrawal is less than or equal to the maximum annual amount remaining, the Adjusted Partial Withdrawal will equal the Gross Partial Withdrawal. If at the time of the Partial Withdrawal, the Policy Value is less than the Death Proceeds and if the Gross Partial Withdrawal is greater than the maximum annual amount remaining, the excess amount will be adjusted based on the percentage of Policy Value withdrawn.

The Adjusted Partial Withdrawal formula would be as follows:

APW = the lesser of (MAA or GPW) plus (EPW multiplied by (DP minus MAA) divided by (PV minus MAA)), where:

APW = Adjusted Partial Withdrawal
GPW = Gross Partial Withdrawal
MAA = Maximum Annual Amount remaining, as described below, prior to the Partial Withdrawal
EPW = Excess Partial Withdrawal = greater of (GPW minus MAA or zero (O))
DP = Death Proceeds prior to the Partial Withdrawal = greatest of (PV, CV, and
GMDB)
PV = Policy Value prior to the Partial Withdrawal
CV = Cash Value prior to the Partial Withdrawal
GMDB = Guaranteed Minimum Death Benefit prior to the Partial Withdrawal

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The Maximum Annual Amount remaining in any Policy Year is equal to the
Compounding Death Benefit at the beginning of that Policy Year, multiplied by [5%] less any Gross Partial Withdrawals previously taken during that Policy Year.

This Rider is effective on the Policy Date and can only be terminated when the policy to which this Rider is attached terminates. This Rider is subject to all the terms and conditions of the policy not inconsistent herewith.

                        Signed for Us at our Home Office.

         /s/ William H. Geiger                     /s/ Jerome C. Vahl
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               SECRETARY                               PRESIDENT